John H. Lively

The Law Offices of John H. Lively & Associates, Inc.

A member firm of The 1940 Act Law GroupTM

11300 Tomahawk Creek Parkway, Suite 310

Leawood, KS 66211

Phone: 913.660.0778

Fax: 913.660.9157

john.lively@1940actlawgroup.com

March 30, 2018

Board of Trustees

Capital Management Investment Trust

140 Broadway

New York, NY 10005

RE:	Capital Management Investment Trust – Capital Management Mid-Cap Fund (the “Acquiring Fund”) Proxy/Prospectus on Form N-14 (the “Proxy/Prospectus”)

Attention Board of Trustees:

We have acted as counsel to Capital Management Investment Trust (the “Trust”), a Massachusetts business trust organized under the laws of the Commonwealth of Massachusetts and registered under the Securities Act of 1933, as amended (the “Securities Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end series management investment company, in conjunction with the Reorganization (defined below). We understand that, in conjunction with the filing of the Proxy/Prospectus, an amendment to the Trust’s registration statement has also been filed pursuant to Rule 485(a) under the Securities Act and pursuant to the 1940 Act as it relates to the Acquiring Fund. We also understand that an amendment to the Trust’s registration statement will be filed with the Commission pursuant to Rule 485(b) under the Securities Act and that our opinion is required to be filed as an exhibit with that filing (the “Amendment”).

This opinion relates to the Trust’s Proxy/Prospectus and is given in connection with the filing of the Proxy/Prospectus with the Securities and Exchange Commission (the “Commission”) on February 9, 2018, relating to the transfer of all of the assets of the Wellington Shields All-Cap Fund (the “Acquired Fund”), a series of the Trust, in exchange for the issuance of shares of beneficial interest of the Acquiring Fund, another series of the Trust (the “Shares”), and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, pursuant to the proposed reorganization as described in the Proxy/Prospectus and in the form of Agreement and Plan of Reorganization (the “Reorganization Agreement”) by and between the Trust, on behalf of the Acquiring Fund and the Acquired Fund (the “Reorganization”).

In reaching the opinions set forth below, we have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In connection with the opinions expressed herein, we have relied as to factual matters on representations made by the Trust in the Reorganization Agreement and in other documents, instruments and certificates delivered to us in connection with the transactions contemplated by the Reorganization Agreement. We have also relied upon certificates of public officials and officers of the Trust and upon other information we have obtained in the course of our representation of the Trust in connection with the transactions contemplated by the Reorganization Agreement. We have examined, among other things, copies of the Trust’s Declaration of Trust and any amendments thereto, applicable resolutions of the Board of Trustees, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined the prospectus and statement of additional information for the Acquiring Fund, substantially in the form in which they were filed in the Amendment.

Capital Management Investment Trust
March 30, 2018

As to any facts or questions of fact material to the opinions set forth below, we have relied exclusively upon the aforesaid documents and upon representations and declarations of the officers or other representatives of the Trust. We have made no independent investigation whatsoever as to such factual matters.

Under Massachusetts law, a shareholder of the Trust may be held liable as a partner under certain circumstances. The Declaration of Trust, however, contains an express disclaimer of shareholder liability for its acts or obligations. The Declaration of Trust provides for indemnification and reimbursement of expenses out of a Fund’s property for any shareholder held personally liable for its obligations. In addition, the operation of a Fund as an investment company would not likely give rise to liabilities in excess of its assets. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is highly unlikely and is limited to the relatively remote circumstances in which a Fund would be unable to meet its obligations. The Declaration of Trust provides that the Trustees will not be liable in any event in connection with the affairs of the Trust, except as such liability may arise from his/her own bad faith, willful misfeasance, gross negligence, or reckless disregard of duties. It also provides that all third parties shall look solely to the Trust property for satisfaction of claims arising in connection with the affairs of the Trust. With the exception stated, the Declaration of Trust provides that a Trustee or officer is entitled to be indemnified against all liability in connection with the affairs of the Trust.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(a)	The Acquiring Fund is a duly registered, open-end, management investment company, and its registration with the SEC as an investment company under the Investment Company Act of 1940, as amended, is in full force and effect; and

(b)	The Shares of the Acquiring Fund to be registered under the 1933 Act have been duly authorized for issuance and, when issued to Acquired Fund shareholders in the manner described in the Proxy/Prospectus, will be validly issued and, subject to the qualifications set forth in the Trust’s Declaration of Trust, fully paid and non-assessable beneficial interests in the Series and each Class thereof.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the laws of the Commonwealth of Massachusetts. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We consent to the filing of this opinion as an exhibit to the Amendment and to the use of our name and to the reference to our firm in the Amendment and Proxy/Prospectus.

/s/ John H. Lively

On behalf of The Law Offices of John H. Lively & Associates, Inc.